Exhibit 99.1

Astronics Corporation • 130 Commerce Way • East Aurora, NY • 14052-2164
FOR IMMEDIATE RELEASE
Astronics Corporation Reports First Quarter 2025
Revenue Grew 11% Driven by Record Aerospace Sales
•First quarter sales increased 11.3% to $205.9 million
•First quarter net income was $9.5 million, or $0.26 per diluted share; adjusted EBITDA1 was $30.7 million, or 15% of sales
•Aerospace segment first quarter sales grew 17% to a record $191.4 million
•Cash flow from operations was $20.6 million in the first quarter
•Achieved record bookings in the quarter of $279.7 million and record backlog of $673.0 million with book to bill ratio of 1.36x
•Maintaining 2025 revenue guidance in the range of $820 million to $860 million
EAST AURORA, NY, May 6, 2025 – Astronics Corporation (Nasdaq: ATRO) (“Astronics” or the “Company”), a leading supplier of advanced technologies and products to the global aerospace, defense, and other mission critical industries, today reported financial results for the three months ended March 29, 2025.
Peter J. Gundermann, Chairman, President and Chief Executive Officer, commented, “Our first quarter results show a very strong start to 2025. Revenue exceeded the high end of our range, up 11% over the comparator quarter. Our leading market positions with our differentiated offerings for the aerospace industry across commercial, general aviation and military aircraft drove sales growth. Margin expansion reflects the operating leverage gained from higher volume coupled with actions we have been executing to improve operating efficiencies. Adjusted EBITDA1 of $31 million, or 15% of sales, for the quarter and $110 million, or 13.4% of sales, for the trailing twelve months, is a testament to the hard work our team has put into the last several years of recovery. We believe our concerted efforts to provide our customers with engineering excellence and responsive service also helped to deliver record bookings in the quarter. Demand has remained robust resulting in record quarterly bookings of $280 million and a record backlog of $673 million.”

1 Adjusted EBITDA and adjusted EBITDA margin are Non-GAAP financial measures. Please see the reconciliation of GAAP to non-GAAP financial measures in the tables that accompany this release.
-MORE-

Astronics Corporation Reports First Quarter 2025 Revenue Grew 11% Driven by Record Aerospace Sales
May 6, 2025

First Quarter Results

	Three Months Ended
($ in thousands)	March 29, 2025	March 30, 2024	% Change

Sales	$205,936	$185,074	11.3%
Gross Profit	$60,849	$47,514	28.1%
Gross margin	29.5%	25.7%
Income from Operations	$13,137	$1,666	688.5%
Operating Margin %	6.4%	0.9%
Net Income (Loss)	$9,528	$(3,178)	399.8%
Net Income (Loss) %	4.6%	(1.7)%

Adjusted Net Income[2]	$16,973	$1,914	786.8%
Adjusted EBITDA[2]	$30,739	$17,625	74.4%
Adjusted EBITDA Margin %[2]	14.9%	9.5%
First Quarter 2025 Results (compared with the prior-year period, unless noted otherwise)
Growth in sales was driven by the Aerospace segment due to continued strength in demand primarily from the Commercial Transport and Military Aircraft markets. Aerospace sales increased $27.7 million, or 17.0%, which more than offset a $6.9 million decline in Test Systems sales.
Higher volume and improving productivity drove gross profit up $13.3 million to $60.8 million, or 29.5% of sales. Of note, gross margin was 29.5% compared with 25.7% in the comparator quarter. Both periods reflect the change in presentation for research & development expenses (“R&D”), which is now identified as an expense item on the income statement below gross profit. Consolidated sales and gross profit were negatively impacted by a $1.9 million revision of estimated costs to complete a long-term mass transit contract in the Test Systems segment.
In the first quarter of 2025, the $4.1 million increase in selling, general and administrative expenses (“SG&A”) included a $6.2 million reserve adjustment to the damage award relating to the patent infringement dispute in the UK. This included a $0.5 million increase to the original damage award reserve of $11.9 million and an additional reserve of $5.7 million for interest expenses expected to be paid by the Company in connection therewith. R&D was down $2.3 million reflecting the timing of projects.
Consolidated operating income increased $11.5 million to $13.1 million, or 6.4% of sales. Adjusted operating income2 for the 2025 first quarter was $22.6 million, or 11.0% of sales, compared with $5.5 million, or 3.0% of sales, in the 2024 first quarter.
As a result of the refinancing in December 2024, interest expense was down $2.6 million, or 45%. Tax expense in the quarter was $0.6 million compared with a tax benefit of $1.4 million in the prior-year period. Tax expense in the quarter was partially offset by a $1.1 million discrete adjustment to reverse certain federal and state deferred tax liabilities.
Stronger profitability and lower interest expense resulted in consolidated net income of $9.5 million, or $0.26 per diluted share, up from the net loss of $3.2 million, or $(0.09) per diluted share, in the prior-year period. Adjusted net income2 for the 2025 first quarter increased $15.1 million to $17.0 million, or $0.44 per diluted share.
2 Adjusted operating income, adjusted segment operating profit, adjusted EBITDA, adjusted EBITDA margin, adjusted net income and adjusted diluted earnings per share (“EPS”) are Non-GAAP financial measures. Please see the reconciliation of GAAP to non-GAAP financial measures in the tables that accompany this release.
-MORE-

Astronics Corporation Reports First Quarter 2025 Revenue Grew 11% Driven by Record Aerospace Sales
May 6, 2025

Consolidated adjusted EBITDA2 increased 74.4% to $30.7 million, and was 14.9% of consolidated sales, primarily as a result of increased profitability from higher sales.
Record bookings of $279.7 million in the quarter resulted in a book-to-bill ratio of 1.36:1. For the trailing twelve months, bookings totaled $883.7 million and the book-to-bill ratio was 1.08:1. Backlog at the end of the quarter was $673.0 million, the highest recorded in the Company’s history.
Aerospace Segment Review (refer to sales by market and segment data in accompanying tables)
Aerospace First Quarter 2025 Results (compared with the prior-year period, unless noted otherwise)
Record Aerospace segment sales of $191.4 million increased $27.7 million, or 17.0%. Sales in the Commercial Transport market increased $16.1 million, or 13.3%. Growth was primarily related to increased demand by airlines for cabin power and inflight entertainment & connectivity (“IFEC”) products, which are in the Electrical Power & Motion and Avionics product groups. Military Aircraft sales increased $16.2 million, or 94.8%, to $33.3 million, driven by progress on the FLRAA program and increased demand for lighting and safety products.
General Aviation sales decreased $4.3 million, or 22.0%, to $15.2 million due to lower VVIP and airframe power sales, which are in Electrical Power & Motion and Avionics product groups.
Aerospace segment operating profit of $22.3 million, or 11.6% of sales, improved over the prior-year period despite the previously discussed $6.2 million true-up in legal reserves related to the UK patent dispute, which was partially offset by a $1.3 million decrease in litigation-related expenses. Adjusted Aerospace operating profit2 was $31.0 million, or 16.2% of sales, reflecting the leverage gained on higher volume and improving production efficiencies.
Record Aerospace bookings were $267.7 million for a book-to-bill ratio of 1.40:1, including a booking of $57 million for the next phase of the Company’s FLRAA development. Backlog for the Aerospace segment was a record $613.9 million at quarter end.
Mr. Gundermann commented, “Our Aerospace business is performing quite well, with another quarter of double-digit revenue growth. Operating margin expansion validates the strong leverage of the business which we expect will continue to improve. Demand remains strong with record bookings and backlog, supporting our expectation of a very strong year in 2025.”
He continued, “We are conducting certain reviews of our Aerospace business to make sure we are properly focused on the major growth drivers important to our future. These reviews may result in certain rationalization efforts to optimize our performance going forward.”
Test Systems Segment Review (refer to sales by market and segment data in accompanying tables)
Test Systems First Quarter 2025 Results (compared with the prior-year period, unless noted otherwise)
Test Systems segment sales were $14.6 million, down $6.9 million from the comparator quarter in 2024. Segment sales were negatively impacted by $1.9 million due to a revision of estimated costs to complete a certain long-term mass transit Test contract. The revision resulted in reduced revenue recognized in the period due to lower estimates of the percentage of work completed on the program. The project is now anticipated to be completed later in 2026.
Test Systems segment operating loss was $2.2 million, compared with an operating loss of $3.1 million in the first quarter of 2024. The improvement was the result of savings realized from restructuring initiatives implemented in the prior year, despite lower volume, the previously
-MORE-

Astronics Corporation Reports First Quarter 2025 Revenue Grew 11% Driven by Record Aerospace Sales
May 6, 2025

mentioned long-term contract estimated cost revision and an increase in litigation-related legal expenses of $0.6 million. Test Systems continues to be negatively affected by mix and under absorption of fixed costs at current volume levels.
Bookings for the Test Systems segment in the quarter were $12.0 million. The book-to-bill ratio was 0.82:1 for the quarter. Backlog for the Test Systems segment was $59.1 million at quarter end.
Mr. Gundermann commented, “Our Test business had some success in the first quarter reducing its level of losses despite the expected lower volume. Results were complicated by the increase in estimate at completion on an elongated and complex long-term contract in addition to low bookings, prompting a wide-ranging review of the business, which is currently in process. We expect results to improve steadily as the year progresses, anchored by the production start for the U.S. Army radio test program, which we believe remains on track for the fourth quarter.”
Liquidity and Financing
Cash provided by operations in the first quarter of 2025 was $20.6 million due to higher net income and better working capital management. Capital expenditures in the quarter were $2.1 million. Long-term debt, net of cash, decreased $16.0 million to $134.2 million at quarter end compared with $150.2 million at the end of the year, primarily as a result of higher cash balances.
Update on Legal Proceedings
Since 2010, Astronics has been defending itself in a long-running series of patent infringement cases brought by a single plaintiff. Cases were filed in the United States, France, Germany, and the United Kingdom (UK).
The United States case was resolved in 2017, when the court found that the patent was not novel and was therefore invalid.
In France, the courts similarly found that the subject patent was invalid, though the plaintiff appealed that decision to the French Supreme Court, which recently remanded the case back to the appellate court for reconsideration. A decision by the appellate court on validity is not expected to be rendered until 2026.
The German court dismissed some claims of the patent but upheld others for which the court found that the Company had been infringing. The Company has paid $3.5 million in penalties and interest to date related to the case in Germany and has a reserve of $17.2 million to cover the remaining estimated damages and associated interest. Damages proceedings in this case are expected to conclude in 2026.
Unlike in the U.S., French, and German proceedings, the UK court fully upheld the subject patent and found that the Company was infringing. The ruling published in February 2025, resulted in a damages award of $11.9 million, which was reserved in full as of December 31, 2024. In a follow-up hearing held on March 20, 2025, the damages award was adjusted upwards by $0.5 million. The total damages award of $12.4 million was paid by the Company in the second quarter of 2025. Additionally, on April 30, 2025, the UK High Court of Justice (the “Court”) issued an order assigning $5.7 million in interest associated with the damages owed by the Company, which is likely to be paid in the second quarter of 2025. This amount was reserved in the Company’s financial statements in the quarter ended March 29, 2025. There will be a further hearing in May 2025 at which the Court will hear argument on permissions to appeal and the reimbursement of legal fees for the damages phase of the litigation. On May 1, 2025, the plaintiff estimated their legal fees for the damages phase of the litigation at approximately $7.2 million. The Company believes that they have valid defenses against this claim and as such, no amounts have been reserved for legal fee reimbursement as of March 29, 2025.
-MORE-

Astronics Corporation Reports First Quarter 2025 Revenue Grew 11% Driven by Record Aerospace Sales
May 6, 2025

The Company expects an appeal, if any, would likely be heard in 2026.
All patents related to the infringement cases expired years ago, and the lawsuits do not restrict the Company’s current business activities in any way.
2025 Outlook
Mr. Gundermann commented, “We are off to a very strong start to 2025 and believe we are positioned for a good year, though we acknowledge the threat of tariffs and other macroeconomic risks affecting our industry and have not incorporated the unknown effects in our guidance. We have improving margins, solid demand, a record backlog, and a healthy balance sheet. We believe we are well-prepared for the challenges and opportunities ahead.”
Astronics is maintaining 2025 revenue guidance at approximately $820 million to $860 million. The midpoint of this range would be a 6% increase over 2024 sales.
The Company is monitoring the evolving tariff situation closely. Astronics generates approximately 90% of its revenue from operations in the United States, though it has an international supply chain and a global list of customers. Based on the tariff rates in effect today, Astronics believes the potential incremental impact to annual costs of materials related to direct and known indirect effects is in the range of $10 million to $20 million before mitigation. The Company believes that certain actions including pass-through pricing, supply chain restructuring, duty drawbacks, the implementation of free trade zones, and other operational adjustments will significantly reduce the anticipated impacts of tariffs over time. The Company expects that tariff rates will remain in flux in the near future and will refine its strategy as the situation becomes more stable.
Backlog at the end of the first quarter was $673.0 million, of which approximately 76% is expected to be recognized as revenue over the next twelve months. Planned capital expenditures in 2025 are expected to be in the range of $35 million to $50 million.
First Quarter 2025 Webcast and Conference Call
The Company will host a teleconference today at 4:45 p.m. ET. During the teleconference, management will review the financial and operating results for the period and discuss Astronics’ corporate strategy and outlook. A question-and-answer session will follow.
The Astronics conference call can be accessed by calling (201) 493-6784. The listen-only audio webcast can be monitored at investors.astronics.com. To listen to the archived call, dial (412) 317-6671 and enter replay pin number 13752651. The telephonic replay will be available from 8:00 p.m. on the day of the call through Tuesday, May 20, 2025. The webcast replay can be accessed via the investor relations section of the Company’s website where a transcript will also be posted once available.
About Astronics Corporation
Astronics Corporation (Nasdaq: ATRO) serves the world’s aerospace, defense, and other mission-critical industries with proven innovative technology solutions. Astronics works side-by-side with customers, integrating its array of power, connectivity, lighting, structures, interiors, and test technologies to solve complex challenges. For over 50 years, Astronics has delivered creative, customer-focused solutions with exceptional responsiveness. Today, global airframe manufacturers, airlines, military branches, completion centers, and Fortune 500 companies rely on the collaborative spirit and innovation of Astronics. The Company’s strategy is to increase its value by developing technologies and capabilities that provide innovative solutions to its targeted markets.
-MORE-

Astronics Corporation Reports First Quarter 2025 Revenue Grew 11% Driven by Record Aerospace Sales
May 6, 2025

Safe Harbor Statement
This news release contains forward-looking statements as defined by the Securities Exchange Act of 1934. One can identify these forward-looking statements by the use of the words “expect,” “anticipate,” “plan,” “may,” “will,” “estimate,” “feeling” or other similar expressions and include all statements with regard to the Company’s 2025 outlook, the amount of capital expenditures for 2025, the amount of the impact of tariffs on costs for materials to the Company and level of mitigation potential with respect thereto, the amount of backlog to be recognized as revenue over the next twelve months, costs or outcomes of any business reviews or rationalization efforts, the timing of the decision by the appellate court in France with respect to the pending patent infringement case in France, the timing for the damages proceedings in Germany with respect to the pending patent infringement case in Germany, the timing for any further appeal with respect to the pending patent infringement case in the UK and the timing for payment of the interest award with respect thereto by the Company, and statements regarding the strategy of the Company and its outlook. Forward-looking statements also include all statements related to achieving any revenue or profitability expectations, expectations of continued growth, the level of liquidity, the level of cash generation, the level of demand by customers and markets and the amount of expected capital expenditures. Because such statements apply to future events, they are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated by the statements. Important factors that could cause actual results to differ materially from what may be stated here include the trend in growth with passenger power and connectivity on airplanes, the state of the aerospace and defense industries, the market acceptance of newly developed products, internal production capabilities, the timing of orders received, the status of customer certification processes and delivery schedules, the demand for and market acceptance of new or existing aircraft which contain the Company’s products, the impact of regulatory activity and public scrutiny on production rates of a major U.S. aircraft manufacturer, the need for new and advanced test and simulation equipment, customer preferences and relationships, the effectiveness of the Company’s supply chain, and other factors which are described in filings by Astronics with the Securities and Exchange Commission. Except as required by applicable law, the Company assumes no obligation to update forward-looking information in this news release whether to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial conditions or prospects, or otherwise.
Use of Non-GAAP Financial Metrics and Additional Financial Information
In addition to reporting financial results in accordance with generally accepted accounting principles, or GAAP, Astronics provides Adjusted Non-GAAP information as additional information for its operating results. References to Adjusted Non-GAAP information are to non-GAAP financial measures. These measures are not required by, in accordance with, or an alternative for, GAAP and may be different from non-GAAP financial measures used by other companies. Astronics management uses these measures for reviewing the financial results of Astronics for budget planning purposes and for making operational and financial decisions. Management believes that providing these non-GAAP financial measures to investors, as a supplement to GAAP financial measures, help investors evaluate Astronics core operating and financial performance and business trends consistent with how management evaluates such performance and trends.
FINANCIAL TABLES FOLLOW
-MORE-

Astronics Corporation Reports First Quarter 2025 Revenue Grew 11% Driven by Record Aerospace Sales
May 6, 2025

For more information, contact:

Company:	Investor Relations:
Nancy L. Hedges, Chief Financial Officer	Deborah K. Pawlowski, Alliance Advisors LLC
Phone: (716) 805-1599, ext. 159	Phone: (716) 843-3908
Email: nancy.hedges@astronics.com	Email: dpawlowski@allianceadvisors.com
-MORE-

Astronics Corporation Reports First Quarter 2025 Revenue Grew 11% Driven by Record Aerospace Sales
May 6, 2025

ASTRONICS CORPORATION
CONSOLIDATED STATEMENT OF OPERATIONS DATA
(Unaudited, $ in thousands except per share amounts)

	Three Months Ended
	3/29/2025	3/30/2024
Sales	$205,936	$185,074
Cost of products sold	145,087	137,560
Gross profit[3]	60,849	47,514
Gross margin	29.5%	25.7%

Research and development expenses	11,067	13,323
Selling, general and administrative	36,645	32,525
SG&A % of sales	17.8%	17.6%
Income from operations	13,137	1,666
Operating margin	6.4%	0.9%

Other (income) expense	(187)	436
Interest expense, net	3,150	5,759
Income (loss) before tax	10,174	(4,529)
Income tax expense (benefit)	646	(1,351)
Net income (loss)	$9,528	$(3,178)
Net income (loss) % of sales	4.6%	(1.7)%

Basic earnings (loss) per share:	$0.27	$(0.09)
Diluted earnings (loss) per share:	$0.26	$(0.09)

Weighted average diluted shares outstanding (in thousands)	42,957	34,863

3 During the first quarter of 2025, the Company changed its financial statement presentation of research and development costs. These costs were previously included within Cost of Products Sold and were a factor in arriving at Gross Profit. The prior year amounts for Cost of Product Sold and Gross Profit have been adjusted from their original presentation for comparability purposes. Refer to the Supplemental Prior Period Tables that accompany this release for the prior year periods reflecting this change.
-MORE-

Astronics Corporation Reports First Quarter 2025 Revenue Grew 11% Driven by Record Aerospace Sales
May 6, 2025

ASTRONICS CORPORATION
CONSOLIDATED BALANCE SHEETS
($ in thousands)
	(unaudited)
	3/29/2025	12/31/2024
ASSETS
Cash and cash equivalents	$24,805	$9,285
Restricted cash	1,143	9,143
Accounts receivable, net of allowance for estimated credit losses	194,040	191,446
Inventories	197,936	199,741
Prepaid expenses and other current assets	14,538	16,557
Total current assets	432,462	426,172
Property, plant and equipment, net of accumulated depreciation	80,446	80,687
Operating right-of-use assets	33,873	23,609
Other assets	7,847	7,763
Intangible assets, net of accumulated amortization	49,546	52,477
Goodwill	58,068	58,056
Total assets	$662,242	$648,764

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$45,283	$42,960
Current operating lease liabilities	5,104	4,697
Accrued expenses and other current liabilities	76,997	81,004
Customer advances and deferred revenue	30,429	27,491
Total current liabilities	157,813	156,152
Long-term debt	160,115	168,669
Long-term operating lease liabilities	30,837	20,508
Other liabilities	46,720	47,338
Total liabilities	395,485	392,667
Shareholders’ equity:
Common stock	381	380
Accumulated other comprehensive loss	(3,347)	(3,863)
Other shareholders’ equity	269,723	259,580
Total shareholders’ equity	266,757	256,097
Total liabilities and shareholders’ equity	$662,242	$648,764

-MORE-

Astronics Corporation Reports First Quarter 2025 Revenue Grew 11% Driven by Record Aerospace Sales
May 6, 2025

ASTRONICS CORPORATION
CONSOLIDATED CASH FLOWS DATA

	Three Months Ended
(Unaudited, $ in thousands)	3/29/2025	3/30/2024
Cash flows from operating activities:
Net income (loss)	$9,528	$(3,178)
Adjustments to reconcile net income (loss) to cash from operating activities:
Non-cash items:
Depreciation and amortization	5,588	6,328
Amortization of deferred financing fees	602	832
Provisions for non-cash losses on inventory and receivables	1,728	767
Equity-based compensation expense	2,345	2,802
Deferred tax benefit	(1,125)	—
Operating lease non-cash expense	1,550	1,280
Non-cash 401K contribution and quarterly bonus accrual	—	3,454
Non-cash annual stock bonus accrual	—	1,448
Non-cash litigation provision adjustment	6,228	—
Other	(214)	968
Cash flows from changes in operating assets and liabilities:
Accounts receivable	(2,037)	1,427
Inventories	515	(8,826)
Accounts payable	2,867	224
Accrued expenses	(11,514)	(1,717)
Income taxes	959	(1,722)
Operating lease liabilities	(1,071)	(1,196)
Customer advance payments and deferred revenue	2,776	(1,685)
Supplemental retirement plan liabilities	(101)	(101)
Other assets and liabilities	2,018	932
Net cash provided by operating activities	20,642	2,037
Cash flows from investing activities:
Capital expenditures	(2,105)	(1,598)
Net cash used by investing activities	(2,105)	(1,598)
Cash flows from financing activities:
Proceeds from long-term debt	1,143	1,356
Principal payments on long-term debt	(10,000)	(7,249)
Stock award and employee stock purchase plan activity	(1,730)	1,713
Financing-related costs	(740)	(809)
Other	(44)	(53)
Net cash used by financing activities	(11,371)	(5,042)
Effect of exchange rates on cash	354	(100)
Increase (decrease) in cash and cash equivalents and restricted cash	7,520	(4,703)
Cash and cash equivalents and restricted cash at beginning of period	18,428	11,313
Cash and cash equivalents and restricted cash at end of period	$25,948	$6,610
-MORE-

Astronics Corporation Reports First Quarter 2025 Revenue Grew 11% Driven by Record Aerospace Sales
May 6, 2025

ASTRONICS CORPORATION
SEGMENT SALES AND PROFIT
(Unaudited, $ in thousands)

	Three Months Ended
	3/29/2025	3/30/2024
Sales
Aerospace	$191,388	$163,675
Less inter-segment	(13)	(37)
Total Aerospace	191,375	163,638

Test Systems	14,592	21,436
Less inter-segment	(31)	—
Total Test Systems	14,561	21,436

Total consolidated sales	205,936	185,074

Segment gross profit and margins[4]
Aerospace	58,483	44,381
	30.6%	27.1%
Test Systems	2,366	3,133
	16.2%	14.6%
Total gross profit	60,849	47,514

Segment operating profit and margins
Aerospace	22,264	12,097
	11.6%	7.4%
Test Systems	(2,223)	(3,079)
	(15.3)%	(14.4)%
Total segment operating profit	20,041	9,018

Interest expense	3,150	5,759
Corporate expenses and other	6,717	7,788
Income (loss) before taxes	$10,174	$(4,529)
4 During the first quarter of 2025, the Company changed its financial statement presentation of research and development costs. These costs were previously included within Cost of Products Sold and were a factor in arriving at Gross Profit. The prior year amounts for Cost of Product Sold and Gross Profit have been adjusted from their original presentation for comparability purposes. Refer to the Supplemental Prior Period Tables that accompany this release for the prior year periods reflecting this change.
-MORE-

Astronics Corporation Reports First Quarter 2025 Revenue Grew 11% Driven by Record Aerospace Sales
May 6, 2025

ASTRONICS CORPORATION
SALES BY MARKET
(Unaudited, $ in thousands)

	Three Months Ended			2025 YTD
	3/29/2025	3/30/2024	% Change	% of Sales
Aerospace Segment
Commercial Transport	$137,542	$121,430	13.3%	66.7%
Military Aircraft	33,263	17,079	94.8%	16.2%
General Aviation	15,243	19,551	(22.0)%	7.4%
Other	5,327	5,578	(4.5)%	2.6%
Aerospace Total	191,375	163,638	17.0%	92.9%

Test Systems Segment
Government & Defense	14,561	21,436	(32.1)%	7.1%

Total Sales	$205,936	$185,074	11.3%

SALES BY PRODUCT LINE
(Unaudited, $ in thousands)

	Three Months Ended			2025 YTD
	3/29/2025	3/30/2024	% Change	% of Sales
Aerospace Segment
Electrical Power & Motion	$100,080	$83,124	20.4%	48.5%
Lighting & Safety	49,671	41,787	18.9%	24.1%
Avionics	28,234	25,594	10.3%	13.7%
Systems Certification	5,068	4,448	13.9%	2.5%
Structures	2,995	3,107	(3.6)%	1.5%
Other	5,327	5,578	(4.5)%	2.6%
Aerospace Total	191,375	163,638	17.0%	92.9%

Test Systems Segment	14,561	21,436	(32.1)%	7.1%

Total Sales	$205,936	$185,074	11.3%

-MORE-

Astronics Corporation Reports First Quarter 2025 Revenue Grew 11% Driven by Record Aerospace Sales
May 6, 2025

ASTRONICS CORPORATION
ORDER AND BACKLOG TREND
(Unaudited, $ in thousands)
	Q2 2024	Q3 2024	Q4 2024	Q1 2025	Trailing Twelve Months
	6/29/2024	9/28/2024	12/31/2024	3/29/2025	3/29/2025
Sales
Aerospace	$176,943	$177,554	$188,549	$191,375	$734,421
Test Systems	21,171	26,144	19,991	14,561	81,867
Total Sales	$198,114	$203,698	$208,540	$205,936	$816,288
Bookings
Aerospace	$192,515	$173,569	$182,474	$267,715	$816,273
Test Systems	26,359	15,597	13,430	12,011	67,397
Total Bookings	$218,874	$189,166	$195,904	$279,726	$883,670
Backlog
Aerospace	$547,623	$543,638	$537,563	$613,903
Test Systems	78,774	68,227	61,666	59,116
Total Backlog	$626,397	$611,865	$599,229	$673,019	N/A
Book:Bill Ratio
Aerospace	1.09	0.98	0.97	1.40	1.11
Test Systems	1.25	0.60	0.67	0.82	0.82
Total Book:Bill	1.10	0.93	0.94	1.36	1.08

-MORE-

Astronics Corporation Reports First Quarter 2025 Revenue Grew 11% Driven by Record Aerospace Sales
May 6, 2025

ASTRONICS CORPORATION
RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED EBITDA
(Unaudited, $ in thousands)

	Consolidated
	Three Months Ended
	3/29/2025	3/30/2024
Net income (loss)	$9,528	$(3,178)
Add back (deduct):
Interest expense	3,150	5,759
Income tax expense (benefit)	646	(1,351)
Depreciation and amortization expense	5,588	6,328
Equity-based compensation expense	2,345	2,802
Non-cash 401K contribution and quarterly bonus accrual	—	3,454
Restructuring-related charges including severance	279	117
Legal reserve, settlements and recoveries	6,228	—
Litigation-related legal expenses	2,975	3,694
Adjusted EBITDA[5]	$30,739	$17,625

Sales	$205,936	$185,074
Adjusted EBITDA margin %	14.9%	9.5%
Adjusted EBITDA is defined as net income before interest expense, income taxes, depreciation, amortization, and other adjustments. Adjusted EBITDA Margin is defined as Adjusted EBITDA divided by sales. Adjusted EBITDA and Adjusted EBITDA Margin are not measures determined in accordance with GAAP and may not be comparable with Adjusted EBITDA and Adjusted EBITDA Margin as used by other companies. Nevertheless, the Company believes that providing non-GAAP financial measures, such as Adjusted EBITDA and Adjusted EBITDA Margin, are important for investors and other readers of the Company’s financial statements.

5 In the first quarter 2024, it was assumed that annual incentive compensation would be paid in stock, and thus such amount ($1.4 million) was presented as an addback for Adjusted EBITDA purposes. In the fourth quarter of 2024, it was concluded that all annual incentive compensation amounts would be paid in cash, and thus the addback for the full year 2024 was eliminated. For comparative purposes, the addback was retrospectively removed from the calculation of Adjusted EBITDA for the three months ended March 30, 2024.
-MORE-

Astronics Corporation Reports First Quarter 2025 Revenue Grew 11% Driven by Record Aerospace Sales
May 6, 2025

ASTRONICS CORPORATION
RECONCILIATION OF OPERATING INCOME TO ADJUSTED OPERATING INCOME
(Unaudited, $ in thousands)

	Consolidated
	Three Months Ended
	3/29/2025	3/30/2024
Income from operations	$13,137	$1,666
Add back:
Restructuring-related charges including severance	279	117
Legal reserve, settlements and recoveries	6,228	—
Litigation-related legal expenses	2,975	3,694
Adjusted operating income	$22,619	$5,477

Sales	$205,936	$185,074

Operating margin	6.4%	0.9%
Adjusted operating margin	11.0%	3.0%
Adjusted Operating Income is defined as income from operations as reported, adjusted for certain items. Adjusted Operating Margin is defined as Adjusted Operating Income divided by sales. Adjusted Operating Income and Adjusted Operating Margin are not measures determined in accordance with GAAP and may not be comparable with Adjusted Operating Income and Adjusted Operating Margin as used by other companies. Nevertheless, the Company believes that providing non-GAAP financial measures, such as Adjusted Operating Income and Adjusted Operating Margin, are important for investors and other readers of the Company’s financial statements and assists in understanding the comparison of the current periods’ income from operations to the historical periods’ income from operations and operating margin, as well as facilitates a more meaningful comparison of the Company’s income from operations and operating margin to that of other companies.

-MORE-

Astronics Corporation Reports First Quarter 2025 Revenue Grew 11% Driven by Record Aerospace Sales
May 6, 2025

ASTRONICS CORPORATION
RECONCILIATION OF NET INCOME (LOSS) AND DILUTED EARNINGS (LOSS) PER SHARE TO ADJUSTED NET INCOME AND ADJUSTED DILUTED EARNINGS PER SHARE
(Unaudited, $ in thousands except per share amounts)

	Consolidated
	Three Months Ended
	3/29/2025	3/30/2024
Net income (loss)	$9,528	$(3,178)
Add back (deduct):
Amortization of intangibles	2,975	3,270
Restructuring-related charges including severance	279	117
Legal reserve, settlements and recoveries	6,228	—
Litigation-related legal expenses	2,975	3,694
Normalize tax rate[6]	(5,012)	(1,989)
Adjusted net income	$16,973	$1,914

Weighted average diluted shares outstanding (in thousands)	42,957	34,863

Diluted earnings (loss) per share	$0.26	$(0.09)
Adjusted diluted earnings per share	$0.44	$0.05
Adjusted Net Income and Adjusted Diluted EPS are defined as net income and diluted EPS as reported, adjusted for certain items, including amortization of intangibles, and also adjusted for a normalized tax rate. Adjusted Net Income and Adjusted Diluted EPS are not measures determined in accordance with GAAP and may not be comparable with the measures used by other companies. Nevertheless, the Company believes that providing non-GAAP financial measures, such as Adjusted Net Income and Adjusted Diluted EPS, are important for investors and other readers of the Company’s financial statements and assists in understanding the comparison of the current periods’ net income and diluted EPS to the historical periods’ net income and diluted EPS, as well as facilitates a more meaningful comparison of the Company’s net income and diluted EPS to that of other companies. The Company believes that presenting Adjusted Diluted EPS provides a better understanding of its earnings power inclusive of adjusting for the non-cash amortization of intangible assets, reflecting the Company’s strategy to grow through acquisitions as well as organically.

6 Applies a normalized tax rate of 25% to GAAP pre-tax income and non-GAAP adjustments above, which are each pre-tax.
-MORE-

Astronics Corporation Reports First Quarter 2025 Revenue Grew 11% Driven by Record Aerospace Sales
May 6, 2025

ASTRONICS CORPORATION
RECONCILIATION OF SEGMENT OPERATING PROFIT TO ADJUSTED SEGMENT OPERATING PROFIT
(Unaudited, $ in thousands)

	Three Months Ended
	3/29/2025	3/30/2024

Aerospace operating profit	$22,264	$12,097
Restructuring-related charges including severance	279	—
Legal reserve, settlements and recoveries	6,228	—
Litigation-related legal expenses	2,244	3,534
Adjusted Aerospace operating profit	$31,015	$15,631

Aerospace sales	$191,375	$163,638

Aerospace margin	11.6%	7.4%
Adjusted Aerospace margin	16.2%	9.6%

Test Systems operating loss	$(2,223)	$(3,079)
Restructuring-related charges including severance	—	117
Litigation-related legal expenses	731	160
Adjusted Test Systems operating loss	$(1,492)	$(2,802)

Test Systems sales	$14,561	$21,436

Test Systems margin	(15.3)%	(14.4)%
Adjusted Test Systems margin	(10.2)%	(13.1)%
Adjusted Segment Operating Profit is defined as segment operating profit as reported, adjusted for certain items. Adjusted Segment Margin is defined as Adjusted Segment Operating Profit divided by segment sales. Adjusted Segment Operating Profit and Adjusted Segment Margin are not measures determined in accordance with GAAP and may not be comparable with Adjusted Segment Operating Profit and Adjusted Segment Margin as used by other companies. Nevertheless, the Company believes that providing non-GAAP financial measures, such as Adjusted Segment Operating Profit and Adjusted Segment Margin, are important for investors and other readers of the Company’s financial statements and assists in understanding the comparison of the current periods’ segment operating profit to the historical periods’ segment operating profit and segment margin, as well as facilitates a more meaningful comparison of the Company’s segment operating profit and segment margin to that of other companies.

-MORE-

Astronics Corporation Reports First Quarter 2025 Revenue Grew 11% Driven by Record Aerospace Sales
May 6, 2025

Supplemental Prior Period Tables
During the first quarter of 2025, the Company changed its financial statement presentation of research and development costs. These costs were previously included within Cost of Products Sold and were a factor in arriving at Gross Profit. The prior year amounts for Cost of Product Sold and Gross Profit have been adjusted from their original presentation for comparability purposes. The following tables are to provide the Consolidated Gross Profit and Segment Gross Profit reconciliation information by quarter for the full year ended December 31, 2024.

ASTRONICS CORPORATION
CONSOLIDATED STATEMENT OF OPERATIONS DATA
(Unaudited, $ in thousands)

	Consolidated
	Three Months Ended
	3/30/2024	6/29/2024	9/28/2024	12/31/2024
Sales	$185,074	$198,114	$203,698	$208,540
Cost of products sold	137,560	142,546	148,474	146,418
Gross profit	$47,514	$55,568	$55,224	$62,122
Gross margin	25.7%	28.0%	27.1%	29.8%

Research and development expenses	$13,323	$14,214	$12,481	$12,068

ASTRONICS CORPORATION
SEGMENT GROSS PROFIT
(Unaudited, $ in thousands)

	Consolidated
	Three Months Ended
	3/30/2024	6/29/2024	9/28/2024	12/31/2024
Segment gross profit and margins
Aerospace	$44,381	$54,019	$49,817	$55,909
	27.1%	30.5%	28.1%	29.7%
Test Systems	3,133	1,549	5,407	6,213
	14.6%	7.3%	20.7%	31.1%
Total gross profit	$47,514	$55,568	$55,224	$62,122

-MORE-

Astronics Corporation Reports First Quarter 2025 Revenue Grew 11% Driven by Record Aerospace Sales
May 6, 2025

Supplemental Prior Period Tables
The following table is to provide the Net Income (Loss) to Adjusted EBITDA Non-GAAP reconciliation information by quarter for the trailing twelve months ending March 29, 2025.

ASTRONICS CORPORATION
RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED EBITDA
(Unaudited, $ in thousands)
	Q2 2024	Q3 2024	Q4 2024	Q1 2025	Trailing Twelve Months
	6/29/2024	9/28/2024	12/31/2024	3/29/2025	3/29/2025
Net income (loss)	$1,533	$(11,738)	$(2,832)	$9,528	$(3,509)
Add back (deduct):
Interest expense	5,856	6,217	4,166	3,150	19,389
Income tax expense (benefit)	(274)	6,565	3,408	646	10,345
Depreciation and amortization expense	6,203	6,041	5,894	5,588	23,726
Equity-based compensation expense	1,840	1,772	2,157	2,345	8,114
Early retirement penalty waiver	—	—	624	—	624
Restructuring-related charges including severance	657	259	1,411	279	2,606
Legal reserve, settlements and recoveries	—	(332)	4,762	6,228	10,658
Litigation-related legal expenses	4,428	5,558	6,066	2,975	19,027
Loss on extinguishment of debt	—	6,987	3,161	—	10,148
Non-cash reserves for customer bankruptcy	—	2,203	1,032	—	3,235
Warranty reserve	—	3,527	1,690	—	5,217
Adjusted EBITDA	$20,243	$27,059	$31,539	$30,739	$109,580

Sales	$198,117	$203,698	$208,540	$205,936	$816,291
Adjusted EBITDA margin %	10.2%	13.3%	15.1%	14.9%	13.4%
Adjusted EBITDA is defined as net income before interest expense, income taxes, depreciation, amortization, and other adjustments. Adjusted EBITDA Margin is defined as Adjusted EBITDA divided by sales. Adjusted EBITDA and Adjusted EBITDA Margin are not measures determined in accordance with GAAP and may not be comparable with Adjusted EBITDA and Adjusted EBITDA Margin as used by other companies. Nevertheless, the Company believes that providing non-GAAP financial measures, such as Adjusted EBITDA and Adjusted EBITDA Margin, are important for investors and other readers of the Company’s financial statements.
-###-